Exhibit 10.8

January 30, 2025

Via Email

Teresa S. Weber

Terry.Weber@biote.com

Re: Transition and Retirement Agreement

Dear Terry:

This letter sets forth the substance of the transition and separation agreement (the “Agreement”) that BioTE Medical, LLC (the “Company”) is offering to you to aid in your transition.

1.
Transition and Separation. By executing this Agreement, you agree that your services under the Services Agreement between the Company and you dated May 26, 2022 (the “Services Agreement”), will terminate effective February 1, 2025 (the “Retirement Date”). The period between the execution date of this Agreement and the Retirement Date shall be the “Transition Period.” You agree to resign from the position of Chief Executive Officer (“CEO”) and from any directorships or offices that you hold in the Company or any affiliate effective as of the sooner to occur of (a) two weeks after the effective date on which the Board elects your successor as CEO or (b) February 1, 2025. If the Board elects a successor CEO prior to February 1, 2024, you will continue to be engaged by the Company as a Strategic Advisor to the Board and the Company for the remainder of the Transition Period. During the Transition Period, you will continue to receive your current salary and health benefits provided for under the Services Agreement between the Company and you dated May 26, 2022 (the “Services Agreement”), provided, however, that you will not be eligible for any other compensation, including bonus eligibility except as provided in Section 3(b) below. If a successor CEO is elected by the Board during the Transition Period, your duties will be as assigned by the Board. For avoidance of doubt, at any time during the Transition Period, the Company is entitled to put you on non-working garden leave, including directing you to no longer provide services, come to the office, or otherwise engage in business on behalf of the Company; provided that you will be considered an employee during such garden leave for the purposes of salary and health benefits as described above. The Company will continue to provide indemnity in connection with services provided by you during the Transition Period as set forth in the Indemnification Agreement between you and the Company and the Company’s Articles and Bylaws. At the discretion of the Company, during the Transition Period, the Company will continue to provide you with clerical support and expense reimbursement consistent with that provided to you prior to the execution of this Agreement. At the discretion of the Company, you will continue to be provided with a Company laptop and access to the Company’s records and information systems in order to perform your services during the Transition Period.

2.
Accrued Obligations. Within six (6) calendar days after the Retirement Date, the Company will pay you all Accrued Obligations (as defined in the Services Agreement) earned through the Retirement Date (including 120 hours of accrued but unused vacation days), subject to standard payroll deductions and withholdings. You will receive the Accrued Obligations regardless of whether you sign this Agreement.
3.
Severance Payments.
(a)
If you timely sign this Agreement and comply with your obligations under it (collectively, the “Severance Preconditions”), the Company will pay you a total of $621,700.00, at the rate of $51,808.33 per month, less applicable withholding, for twelve (12) months following the Retirement Date in accordance with the Company’s regular payroll schedule; provided, however, that no payments will be made prior to the first business day to occur on or after the 60th day following the Retirement Date. On the first business day to occur on or after the 60th day following the Retirement Date, you will receive in a lump sum the cash severance you would have received on or prior to such date under the original schedule, with the balance being paid as originally scheduled.
(b)
You will remain eligible for an annual bonus for 2024 according to the terms set forth in the Service Agreement. However, you and the Company agree that for purposes of the 2024 annual bonus, you will still be deemed to be in the service of the Company during the Consulting Period, and the provisions of Section 2.2 of the Services Agreement notwithstanding, the termination of the Services Agreement on the Retirement Date shall not limit your eligibility to receive a bonus payment for 2024.
(c)
You acknowledge and agree that the payment of the consideration set forth in this Agreement fully satisfies any obligation by the Company to provide any severance or other separation pay or benefits, including, but not limited to, under the Services Agreement.
4.
Health Insurance. Unless you follow the procedures set forth in this section, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Retirement Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Retirement Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. As an additional severance benefit under this Agreement, the Company shall pay you an additional lump sum severance payment equal to twelve times what would be the monthly premium cost for your existing Company health coverage for you and your spouse under COBRA, less applicable withholdings, within ten (10) business days after the Retirement Date.
5.
Transition Services. As an additional severance benefit under this Agreement, provided that you satisfy the Severance Preconditions, the Company will arrange for and pay the expense of professional transition services to be provided through the Korn Ferry Career/Lif Transition Program and arranged by the Company’s Chief People Officer.
6.
Equity Interests. All of your outstanding equity awards granted under the Company’s equity plans will continue to vest through the later of (i) the termination date of the Consulting Agreement attached hereto as Exhibit B (as further described below in Section 21) and (ii) the twelve (12) month anniversary of the Retirement Date (the “Vesting Termination Date”). Any such equity awards structured as stock options will remain exercisable until the three month anniversary of the Vesting Termination Date (subject to earlier expiration in accordance with the terms of such awards, including in the event of a change in control or corporate transaction involving the Company). Your right to exercise any vested shares, and all other rights and obligations with respect to your equity awards will be as set forth in the applicable award agreement and plan documents. Except as necessary to give effect to the terms described in this paragraph, your equity awards shall continue to be governed by the terms of the applicable grant notices, award agreements and the applicable plan documents.

In addition, the Company acknowledges and agrees that you currently own 654,387 Earnout Securities, as such term is defined in that certain Business Combination Agreement by and among Haymaker Acquisition, Corp. III, Haymaker Sponsor III LLC, BioTe Holdings, LLC, BioTe Management LLC, Dr. Gary Donovitz, and you (as the member’s representative thereunder) dated as of December 13, 2021 (the “BCA”). As described in the BCA, such Earnout Securities are subject to vesting upon the occurrence of any Triggering Event (as defined in the BCA, which includes certain Change of Control (as defined in the BCA) transactions). For the avoidance of doubt, nothing in this Agreement or in the Consulting Agreement shall impact the terms and conditions related to the vesting of the Earnout Securities.

7.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement and the Consulting Agreement (defined below), you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Retirement Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.
8.
Expense Reimbursements. You agree that, within five (5) calendar days after the Retirement Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Retirement Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
9.
Release of Claims.
(A)
Scope of Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, investors, administrators, attorneys, benefit plans, plan administrators, professional employer organization or co-employer, trustees, divisions, predecessors, successors, insurers, affiliates, and assigns (including, but not limited to, biote Corp.) (collectively, the “Releasees”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your relationship with the Releasees or the termination of that relationship; (b) all claims related to your compensation or benefits from the Releasees, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), Texas Commission on Human Rights/Texas Employment Discrimination Law, as amended, Texas Disability Discrimination Law, as amended, Texas Disaster and Emergency Responder Protection Law, Texas Wiretapping Protection Law, Texas Law Enforcement and Public Protection Laws, Texas Anti-Retaliation Act, and the Texas Whistleblower Act.
(B)
Exceptions. Notwithstanding the foregoing, you are not releasing the Releasees hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company or any of the other Releasees, any valid fully executed indemnification agreement with the Company or any of the other Releasees, applicable law, or applicable directors and officers liability insurance; (ii) any of your rights as a shareholder of the Company; (iii) any rights you have under the BCA and the Investor Rights Agreement dated May 26, 2022; (ii) any claims that cannot be waived by law; or (iii) any obligations of the Company under, or claims for breach of, this Agreement or the Consulting Agreement.
(C)
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission, or any other government agency, law enforcement agency, or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).
(D)
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) calendar days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the undersigned Company representative); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it. You agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
(E)
Supplemental Release Upon Retirement Date. In further consideration of the Severance Payments, you agree that on, or within twenty one (21) days following, the Retirement Date, you will execute a supplemental release in substantially the same form as this Section 9 in favor of the Releasees. You agree that the execution of the supplemental release is a Severance Precondition.
10.
Return of Company Property. You agree that, by the Retirement Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges, and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property, and information by the close of business on the Retirement Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare, or transmit any Company confidential or proprietary data, materials or information, by the Retirement Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. You agree that, as of the Retirement Date, you are no longer authorized to access Company confidential information and systems, including, without limitation, Company email and software programs, and you will not attempt to access or gain entry to such information or systems. Your compliance with this section, including your timely return of Company property, is a Severance Precondition and therefore a condition to your receipt of the severance benefits provided under this Agreement.
11.
Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A.
12.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) you may disclose this Agreement to the extent permitted by the “Protected Rights” section above or in furtherance of your rights under Section 7 of the National Labor Relations Act, if applicable.
13.
Non-disparagement. Except to the extent permitted by the “Protected Rights” section above, you agree to refrain from any disparaging statements about the Company or any of the other Releasees, including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company or any of the other Releasees; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a governmental investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. You affirm that you have not disparaged the Releasees from the date you receive this Agreement through the date you sign this Agreement. You further agree that, by no later than the Effective Date, you shall delete or otherwise remove any and all disparaging public comments or statements that you made prior to the Effective Date about or relating to the Releasees, including, but not limited to comments in online forums or websites (including, but not limited to, Facebook, Instagram, X (formerly Twitter), Glassdoor, Yelp, and LinkedIn), except those comments or statements permitted by the “Protected Rights” section. You agree to revise and update publicly available information, including professional and social networking websites such as LinkedIn and Facebook, within one (1) week of the Retirement Date to remove any indication that you are employed by the Company. The Company shall instruct its directors or officers to not make or publish any disparaging statements about you, including, without limitation your professionalism, performance while employed by the Company, or your business ethics, acumen or practices, provided the Company will instruct such officers and directors that they must respond accurately and fully to any request for information if required by legal process or in connection with a governmental investigation. Any violation of this section shall be a material breach of this Agreement.
14.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the “Protected Rights” section above) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees, or agents.
15.
Cooperation. You agree to cooperate reasonably with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your service relationship by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. Any compensation to which you are entitled related to your cooperation is set forth in the Consulting Agreement.
16.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
17.
Breach; Attorneys’ Fees. You acknowledge and agree that any material breach of this Agreement by you, unless such breach constitutes a legal action by you challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or its exhibits (if any), shall entitle the Company immediately to recover and/or cease providing the consideration provided to you under this Agreement and to obtain damages and injunctive relief, except as provided by law, provided, however, that the Company shall not recover Fifty Dollars ($50.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by you under this Agreement and its exhibits (if any). In addition, except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that the Company prevails in an action to enforce or effect its rights under this Agreement or its exhibits (if any), the Company shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action. In the event of a breach of this Agreement by the Company, you will be entitled to damages for breach of contract and if appropriate, injunctive or other equitable relief. If you prevail in an action to enforce or effect your rights under this Agreement or its exhibits, you shall be entitled to recover your costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
18.
Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim. In addition, you hereby represent that, prior to your execution of this Agreement, you have not engaged in any knowing or intentional wrongful or fraudulent conduct which resulted in, or was reasonably likely to result in, material harm to the Company, and you agree that you will not engage in such conduct following your execution of this Agreement.

19.
Dispute Resolution. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of your service with the Company or out of this Agreement, or your termination of service or termination of this Agreement, may not be in the best interests of either you or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s service, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after service, shall be settled by binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that provide for dispute resolution through other means. The location for the arbitration shall be the Dallas, Texas area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. To the extent applicable law prohibits mandatory arbitration of discrimination, harassment, and/or retaliation claims, in the event Executive intends to bring multiple claims, including a discrimination, harassment, and/or retaliation claim, the discrimination, harassment, and/or retaliation claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at your option, You may voluntarily pay up to one-half the costs and fees. The parties agree that this arbitration provision shall be interpreted in accordance with the Federal Arbitration Act. Any disputes over arbitrability will be determined by the arbitrator, and not any court. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the service relationship between You and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement, or to institute in court an action for injunctive relief in aid of arbitration, provided that any such action must be brought in a state or federal court located in Dallas County, Texas. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury. Executive expressly waives any right or entitlement to bring any action on a class, collective or multi-party basis.

20.
Effective Date. This Agreement will become effective on the eighth day after you sign it, so long as it has been signed by the parties and has not been revoked by either party before that date (the “Effective Date”).
21.
Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and your relationship with the Company, including under your Services Agreement, provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters your Confidentiality Agreement, the Indemnification Agreement, the Consulting Agreement, the BCA, the Investor Rights Agreement or other documents specifically identified in this agreement (except as expressly modified herein), or any other continuing obligations which you owe the Company or the Company owes you which survive the termination of your service relationship. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Texas without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures. You acknowledge that you have been advised that you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so).
22.
Consulting Agreement. If you timely return this fully signed Agreement to the Company and allow it to become effective, the Company will enter into the Consulting Agreement attached hereto as Exhibit B.

If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you the best in your future endeavors.

Sincerely,

By: /s/ Marc Beer

Marc Beer

Executive Chairman

I have read, understand and agree fully to the foregoing Agreement:

/s/ Teresa S. Weber

Teresa S. Weber

January 30, 2025

Date

Exhibit A

CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

Exhibit B

CONSULTING AGREEMENT